As filed with the Securities and Exchange Commission on June 3, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APERGY CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	82-3066826
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2445 Technology Forest Blvd. Building 4, Floor 12 The Woodlands, Texas	77381
(Address of Principal Executive Offices)	(Zip Code)

Apergy Corporation Amended and Restated 2018 Equity and Cash Incentive Plan

(Full title of the plan)

Julia Wright

Senior Vice President, General Counsel & Secretary

Apergy Corporation

2445 Technology Forest Blvd., Bldg. 4, Fl. 12

The Woodlands, Texas 77381

(Name and address of agent for service)

(281) 403-5772

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common Stock, par value $0.01 per share	9,682,586 shares	$6.66	$64,486,022.80	$8,370.29

(1)

Represents shares of common stock, par value $0.01 per share (the “Common Stock”), of Apergy Corporation (the “Registrant”) issuable under the Apergy Corporation Amended and Restated 2018 Equity and Cash Incentive Plan (the “Plan”) in respect of restricted stock units and options in connection with the Registrant’s acquisition of ChampionX Holding Inc. See “Explanatory Note” on the following page.

(2)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers such number of additional shares of Common Stock as may be offered pursuant to the terms of the Plan, which provides for a change in the number or class of securities being offered or issued to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, based on (a) in the case of 2,357,733 shares issuable in respect of restricted stock units, the average of the high and low sales prices of a share of Common Stock, which was $8.66 per share, as reported in the consolidated reporting system on May 27, 2020, which date is within five business days prior to filing this Registration Statement, and (b) in the case of 7,324,853 shares issuable in respect of options, the weighted average exercise prices for such options, which was $6.01 per share.

Explanatory Note

Apergy Corporation (the “Registrant”) has filed this Registration Statement on Form S-8 to register an aggregate of 9,682,586 shares of common stock, par value $0.01 per share (the “Common Stock”), of Apergy Corporation (the “Registrant”) issuable under the Apergy Corporation Amended and Restated 2018 Equity and Cash Incentive Plan (the “Plan”), in connection with assumption by the Registrant of certain outstanding equity awards held by employees of ChampionX (as defined below) at the effective time of the merger contemplated by the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) entered into as of December 18, 2019, by and among Ecolab Inc. (“ECL”), ChampionX Holding Inc., a wholly owned subsidiary of ECL (“ChampionX”), the Registrant, and Athena Merger Sub Inc., a wholly owned subsidiary of the Registrant (“Merger Sub”), and the Employee Matters Agreement (the “Employee Matters Agreement”) entered into as of December 18, 2019, by and among, ECL, ChampionX, and the Registrant, as amended, in each case, subject to the terms and conditions of the Merger Agreement and Employee Matters Agreement.

In accordance with Instruction E to Form S-8, the shares registered on this Registration Statement are in addition to the shares previously registered on Registration Statements on Form S-8 filed with the Securities and Exchange Commission (“SEC”) with respect to the Apergy Corporation 2018 Equity and Cash Incentive Plan (the “2018 Plan”) on May  14, 2018 (Registration No. 333-224926) and the amendment and restatement of the 2018 Plan on June 3, 2020 (Registration No. 333-238903), the contents of which are, to the extent not modified herein, hereby incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index below and are incorporated herein by reference.

Exhibit Index

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Apergy Corporation, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 11, 2018.

4.2	Amended and Restated By-Laws of Apergy Corporation, incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 11, 2018.

4.3	Apergy Corporation Amended and Restated 2018 Equity and Cash Incentive Plan, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 14, 2020.

4.4	Employee Matters Agreement, dated as of December 18, 2019, by and among Ecolab Inc., ChampionX Holding Inc. and Apergy Corporation (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 20, 2019).

5.1*	Opinion of Weil, Gotshal & Manges LLP.

23.1*	Consent of Weil, Gotshal & Manges LLP (included in its opinion filed as Exhibit 5.1).

23.2*	Consent of PricewaterhouseCoopers LLP

24.1*	Powers of Attorney (included as part of the signature page to this Registration Statement and incorporated herein by reference).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in city of The Woodlands, State of Texas, on June 3, 2020.

APERGY CORPORATION

By:	/s/ Sivasankaran Somasundaram
	Name:	Sivasankaran Somasundaram
	Title:	President and Chief Executive Officer

POWERS OF ATTORNEY

KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears immediately below hereby constitutes and appoints Sivasankaran Somasundaram, Jay A. Nutt and Julia Wright, and each or any of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities indicated below, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any other act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sivasankaran Somasundaram Sivasankaran Somasundaram	President, Chief Executive Officer and Director (principal executive officer)	June 3, 2020

/s/ Jay A. Nutt Jay A. Nutt	Senior Vice President, Chief Financial Officer and Acting Controller (principal financial officer and controller)	June 3, 2020

/s/ Mamatha Chamarthi Mamatha Chamarthi	Director	June 3, 2020

/s/ Kenneth M. Fisher Kenneth M. Fisher	Director	June 3, 2020

/s/ Gary P. Luquette Gary P. Luquette	Director	June 3, 2020

/s / Daniel W. Rabun Daniel W. Rabun	Chairman of the Board of Directors	June 3, 2020

/s/ Stephen M. Todd Stephen M. Todd	Director	June 3, 2020

/s/ Stephen K. Wagner Stephen K. Wagner	Director	June 3, 2020